Exhibit 10.2

October 10, 2024

Personal and Extremely Confidential

RE: Addendum to Employment Agreement – Appointment as Interim Chief Financial Officer (CFO)

Dear Rakesh Prasad Hosur Rama Prasad,

This addendum letter is to amend the Employees Agreement between reAlpha Tech Corp. (“Company”) and Rakesh Prasad Hosur Rama Prasad (“Employee”) dated January 16, 2023.

Appointment:

We are pleased to confirm your appointment as Interim Chief Financial Officer (CFO), effective October 11, 2024. This appointment will remain in effect until the Company appoints a permanent CFO or a full- time hire is made for the role.

Responsibilities:

In addition to the responsibilities outlined in your original role as VP of Finance, your new duties as Interim Chief Financial Officer (CFO) will include, but are not limited to, the responsibilities listed below in Schedule A.

Salary:

With your appointment as Interim CFO, your annual salary will be adjusted to $150,000, effective October 11, 2024. This adjustment will be reflected in the next payroll cycle. All other terms and conditions of your original Employment Agreement, including bonus eligibility and other benefits, will remain unchanged.

Reversion to Original Role

In the event that you return to your original role as VP of Finance, your salary and all other terms and conditions of employment will revert to those outlined in your original Employment Agreement, dated January 16, 2023. This includes your original duties, salary and any benefits, bonuses, and stock options as per that agreement.

Duration:

This interim appointment is temporary and will remain in effect until a permanent replacement is found or you are appointed full-time to the position.

These terms represent our Addendum to you in its entirety. All other terms and conditions of the original Employee Agreement remain unchanged and in full effect.

Please sign the acknowledgment below and return this letter to us. Should you have any questions regarding the above, please contact me at your convenience at _________________.

Sincerely,

/s/ Mike Logozzo
Mike Logozzo
Chief Operating Officer & President

By signing and dating this letter, I, Rakesh Prasad Hosur Rama Prasad, accept this Addendum by reAlpha Tech Corp.

Signature:	/s/ Rakesh Prasad

Date: 10/11/2024

Confidential

Schedule A

Financial Reporting & Compliance

●	Ensure accurate and timely preparation of public disclosures and financial statements compliant with SEC disclosure requirements

●	Maintain strong internal controls over financial reporting and disclosure processes

●	Liaise with external auditors to facilitate independent audits and ensure regulatory compliance; coordinate findings with the company’s audit committee

●	Oversee compliance programs, policies, training, and monitoring to foster an ethical culture of compliance

●	Advise the board and executive team on finance and compliance risks, strategies, and evolving regulations

●	Other duties as assigned

Corporate Finance

●	Advise teams on optimal capital structure and coordinate execution strategies with capital markets professionals

●	Qualify new banking opportunities collaboratively with capital markets, credit underwriting, and relationship teams

●	Provide corporate finance analysis, valuation, syndication support for large debt financings and capital structure reviews

●	Establish presentation timelines, coordinate resources, and develop pitch concepts for capital raising activities

●	Design optimal capital structure execution strategies in partnership with capital markets and syndication teams

●	Architect pitch presentations and oversee creation by junior staff, ensuring risk identification and mitigation

INITIALS

DATE

Confidential